Exhibit 10.1
AMENDED AND RESTATED
THE GOLDMAN SACHS GROUP, INC.
CLAWBACK POLICY

1.    Purpose

The Goldman Sachs Group, Inc. (“GS Group”) is amending and restating this clawback policy (this “Policy”), which was established to appropriately align the interests of managers and other employees of GS Group and its subsidiaries and affiliates (together, the “Firm) with those of the Firm and to promote the safety and soundness of the Firm by providing incentives that appropriately balance risk and reward.

This Policy has been approved by the Compensation Committee of the Board of Directors of GS Group (the “Committee”) and is effective as of December 1, 2023.

2.Administration

This Policy shall be administered by the Committee, which shall have authority in its sole discretion to (a) exercise all of the powers granted to it under this Policy, (b) construe, interpret and implement this Policy, (c) prescribe, amend and rescind rules and regulations relating to this Policy, including rules governing its own operations, (d) make all determinations necessary or advisable in administering this Policy, (e) correct any defect, supply any omission and reconcile any inconsistency in this Policy, and (f) amend this Policy to reflect changes in applicable law (whether or not the rights of any employee may be adversely affected). Determinations of the Committee relating to this Policy shall be final, binding and conclusive.

The Committee may allocate among its members and delegate to any person who is not a member of the Committee or to any administrative group within the Firm, including the SIP Committee (which administers The Goldman Sachs Amended and Restated Stock Incentive Plan (2021), as may be amended from time to time (the “SIP”)), any of its powers, responsibilities or duties under this Policy.

3.     Scope

(A)Individuals Subject to this Policy

This Policy shall apply to all of the individuals who from time to time are considered “senior executive officers” of GS Group at the time of grant of variable compensation described in 3(B), below (e.g., Chief Executive Officer, Chief Operating Officer, Chief Financial Officer). In addition, if and to the extent determined by the Committee in its sole discretion, this Policy may apply in whole or in part to such other individual or individuals, including, without limitation, individuals considered “covered employees” under the lnteragency Guidance on Sound Incentive Compensation Policies, as the Committee may deem appropriate. Each such individual who is covered by this Policy from time to time shall be considered a “Covered Individual” for purposes of this Policy.

(B)Covered Compensation/Additional Covered Amounts

This Policy (and the Covered Events described below) shall apply to any variable compensation awarded on or after January 1, 2015 in whatever form to any Covered Individual for a year in which the person was a Covered Individual (collectively, such compensation described in this Paragraph 3(B) is referred to herein as “Covered Compensation”), if and to the extent provided in any plan, program, arrangement or agreement relating to such variable compensation (a “Governing Agreement”); provided, however, with respect to a Covered Event described in Paragraph 4(A) of this Policy, this Policy (and such Covered Event) shall apply solely to Covered Compensation received during the 12-month period (“12-Month Period”) described in Section 304(a)(l) of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”) and shall additionally apply to any other amounts as may be described herein that are realized during such 12-Month Period, in each case to the same extent that would be required had the person been a “chief executive officer” or “chief financial officer” of GS Group as determined under Sarbanes-Oxley (“Additional Covered Amounts”).

4.        Covered Events

The following events shall constitute Covered Events for purposes of this Policy:

(A)Material Restatement

If GS Group is required to prepare an accounting restatement due to GS Group’s material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws described in Section 304 of Sarbanes-Oxley.

(B)Engaging in Conduct Constituting Cause

If a Covered Individual engaged in conduct constituting “Cause” as described in the SIP.

(C)Failure to Appropriately Consider Risk

If a Covered Individual participated (or otherwise oversaw or was responsible for, depending on the circumstances, another individual’s participation) in the structuring or marketing of any product or service, or participation on behalf of the Firm, or any of the Firm’s clients in the purchase or sale of any security or other property, in any case without appropriate consideration of the risk to the Firm or the broader financial system as a whole (for example, where the Covered Individual has improperly analyzed such risk or where the Covered Individual has failed sufficiently to raise concerns about such risk) and, as a result of such action or omission, it is determined that there has been, or reasonably could be expected to be, a material adverse impact on the Firm, the Covered Individual’s business unit or the broader financial system.

(D)Other Applicable Forfeiture Events

If any other event occurs or if there is any act or omission by a Covered Individual, in each case which, pursuant to any Governing Agreement, may result in the forfeiture of any amount of Covered Compensation or the repayment to the Firm of any amount of Covered Compensation previously paid or delivered to the Covered Individual.

5.      Right to Claw Back

Upon the Occurrence of a Covered Event (as defined above) and subject to the proviso to Paragraph 3(B), if and to the extent provided in any Governing Agreement, a Covered Individual may: (a) forfeit any unvested or vested Covered Compensation previously awarded, but not yet paid or delivered, (b) be required to repay any Covered Compensation previously paid or delivered, or (c) with respect to a Covered Event described in Paragraph 4(A) of this Policy, be required to repay any Additional Covered Amounts; provided, however, that any amounts recouped or clawed back under any other policy that would be recoupable under this Policy shall count towards any required clawback or recoupment under this Policy and vice versa. In determining the appropriate action to take, the Committee may consider such factors as it deems appropriate, including, without limitation, the requirements of applicable law; the extent to which the individual participated in or otherwise bore responsibility for the Covered Event; the extent to which the individual’s current variable compensation or other current compensatory award may or may not have been adjusted for the year in which the Covered Event occurred or may or may not have been impacted had the Committee known about the Covered Event; and the extent to which any award agreement or other applicable agreement or arrangement with the Covered Individual specifically provides for any consequence upon the occurrence of the Covered Event. This Policy is not intended to expand, contract or otherwise modify the Firm’s or a Covered Individual’s rights and/or obligations with respect to any Covered Compensation under any applicable Governing Agreement.

6.     Disclosure

In addition to any disclosure required by Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any applicable rules or standards adopted by the Securities and Exchange Commission or the New York Stock Exchange, if the Committee determines that a Covered Event occurred that is subsequently disclosed by GS Group in a public filing required under the Exchange Act (a “Disclosed Covered Event”), GS Group will disclose in the proxy statement relating to the year in which such determination is made (a) if any amount is clawed back from a Covered Individual as a result of the Disclosed Covered Event, the aggregate amount clawed back from the Covered Individual, or (b) if no amount is clawed back from the Covered Individual as a result of the Disclosed Covered Event, the fact that no amount was clawed back.

7.     Policy Not Exclusive

Nothing in this Policy will limit or restrict the Firm from providing for forfeiture or repayment of any amount of a variable compensation or any other amount under circumstances not described herein (which, to the extent material in the case of “named executive officers” within the meaning of Item 402(a)(3) of Regulation S-K under the Securities Act of 1933, will be described in GS Group’s applicable proxy statement). Nothing in this Policy will limit in any respect the Firm’s right to take or not to take any action with respect to any Covered Individual’s or any other person’s employment

8.     Amendment or Termination

The Committee may amend, modify or terminate this Policy in whole or in part at any time and from time to time in its sole discretion.